EX-21.1 2 ex21-1.htm EX-21.1 LIST OF SIGNIFICANT SUBSIDAIARIES

EXHIBIT 21.1

SSI INVESTMENTS II LIMITED

SIGNIFICANT SUBSIDIARIES

SUBSIDIARIES	JURISDICTION

SSI Co-Issuer LLC	Delaware
SSI Investments III Limited	Ireland
SkillSoft Limited	Ireland
SkillSoft Corporation	Delaware
SkillSoft Ireland Limited	Ireland
SkillSoft U.K. Limited	England
SkillSoft Asia Pacific Pty Ltd	Australia
SkillSoft Finance Limited	Grand Cayman
SkillSoft Canada, Ltd.	Canada
SkillSoft New Zealand Ltd	New Zealand
SkillSoft France SARL	France
SkillSoft Asia Pacific PTE Ltd	Singapore
NETg GmbH	Germany
SkillSoft Software Service India Private Limited	India
Element K (UK) Ltd.	England
Element K India Private Ltd.	India
ThirdForce Limited	Ireland
ThirdForce Group Plc	Ireland
MindLeaders UK Limited	England
MindLeaders Asia Pacific PTY Ltd.	Australia
MindLeaders, Inc.	Delaware
MindLeaders Ireland Learning Limited	Ireland